EXHIBIT 10.3

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made as of this 1st day of October, 2008 by and between HYDRON TECHNOLOGIES, INC., a New York corporation (“Licensor”), and BRAND BUILDERS RX, LLC, a Delaware limited liability company (“Licensee”).

W I T N E S S E T H:

WHEREAS, Licensor owns or licenses certain intellectual property, both registered and unregistered, used or useful in Licensor’s business (“Hydron Business”) of developing, manufacturing and marketing proprietary oral and healthcare products, including cosmetic treatments and acne products, and other skin care products, as described in greater detail elsewhere in this Agreement (collectively, the “Intellectual Property”);

WHEREAS, Licensor and Brand Builders, International, LLC, a Florida limited liability company (“Harezi”), desire to form a joint venture (the “Joint Venture”) for the purposes of expanding the development, manufacture, marketing and sale of products utilizing the Intellectual Property;

WHEREAS, in connection with the Joint Venture, the parties are simultaneously entering into that certain Capital Contribution and Joint Venture Agreement (the “Contribution Agreement”) and a Limited Liability Company Agreement (the “LLC Agreement”) each of which provides, among other things, for capital contributions by Licensor and Harezi to Licensee, and that certain Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) which provides for the assignment of substantially all of the assets of the Hydron Business to Licensor, including the license and sublicense of the Intellectual Property; and

WHEREAS, Licensor and Licensee each desire to enter into this Agreement for the purposes of providing Licensee with an exclusive license and/or sublicense to use of the Intellectual Property for the purposes described herein and otherwise on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, consideration of the foregoing premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Definitions. In this Agreement, the following words and phrases shall have the following respective meanings, unless the context otherwise requires. Any of the terms defined in this Section may, unless the context requires otherwise, be used in the singular or the plural depending upon the reference.

(a)       “Affiliate” means any corporation or other entity which controls, is controlled by or is under common control with a party to this Agreement. For purposes of this Agreement, “control” means ownership or control, directly or indirectly, of at least a ten percent (10%) voting or profit interest for any entity which has such a control relationship with a party hereto.

(b)       “Assignment and Assumption Agreement” has the meaning set forth in the third “WHEREAS” clause of this Agreement.

(c)       “Business Day” means any day other than (a) a Saturday or Sunday or (b) any other day on which commercial banks in Broward County, Florida are permitted or required to be closed.

(d)       “Contribution Agreement” has the meaning set forth in the third “WHEREAS” clause of this Agreement.

(e)       “Copyrights” means all registered and unregistered copyrights in both published works and unpublished works set forth on Schedule 1(e) hereto.

(f)	“Effective Date” means the date first above written.

(g)       “Excluded Rights” means any and all rights of Licensor, including without limitation, any and all Patent Rights and proprietary technology, relating to Prescription Oxygen Products.

(h)       “Harezi” has the meaning set forth in the second “WHEREAS” clause of this Agreement.

(i)        “Hydron Business” has the meaning set forth in the first “WHEREAS” clause of this Agreement.

(j)	“Hydron Product Line” has the meaning set forth in Section 2(a) hereto.

(k)       “Indevus Royalties” means the royalties payable to Valera Pharmaceuticals, Inc., a subsidiary of Indevus Pharmaceuticals, Inc. pursuant to that certain agreement dated June 25, 1976, the Company, then known as Dento-Med Industries, Inc., entered into an agreement (the “Original Agreement”) with The National Patent Corporation (now known as GP Strategies) relating to the net proceeds from sales of certain products composed wholly or partly of the Hydron™ polymer (the “Hydron Polymer”), as amended and restated by that certain agreement dated November 30, 1989 that amends and restates the Original Agreement (the “Current Agreement;” and, as so amended and restated, the “Valera Agreement”).

(l)        “Indevus Royalty Payment Date” means the first business day of each month commencing after the Effective Date.

(m)      “Intellectual Property” has the meaning set forth in the first “WHEREAS” clause of this Agreement and includes any Trade Names, Trademarks, Service Marks, logos, slogans, identifying characteristics, proprietary designs, software,

Copyrights, Patent Rights, trade dress, proprietary technology, Know-How, marketing rights, formulae, designs and drawings and similar intangible rights, other than the Intellectual Property contributed to the Licensee pursuant to the Assignment and Assumption Agreement.

(n)       “Joint Venture” has the meaning set forth in the second “WHEREAS” clause of this Agreement.

(o)       “Know-How” means all formula, technology, source code, object code, local area network manager code, technical information, procedures, processes, trade secrets, methods, practices, techniques, information, logic/flow charts, sketches, drawings, specifications, application and other manuals and data of the Licensor relating to the design, manufacture, production, inspection and testing of any Product, which are from time to time in Licensor’s possession but only if Licensor owns such intellectual property or has acquired the rights thereto under a valid agreement that permits Licensor to sublicense or sell such rights.

(p)	“License” has the meaning set forth in Section 2(a) hereto.

(q)       “LLC Agreement” has the meaning set forth in the third “WHEREAS” clause.

(r)       “Licensed Rights” means the Patent Rights, Copyrights, Trademarks, Trade Names, Service Marks, Know-How, proprietary technology and other Intellectual Property licensed or sublicensed by Licensor to Licensee pursuant to this Agreement.

(s)       “Licensed Oxygen Product” means any drug, drug delivery system or other product or component part thereof, or other subject matter whose manufacture, use, or sale is covered by any claim or claims included within Licensor’s Patent Rights, proprietary technology and other proprietary rights relating to tissue oxygenation technology licensed to Licensee pursuant to this Agreement.

(t)        “Licensed Products” means all products in the Hydron Product Line which are or may be manufactured or marketed using the Licensed Rights and which pursuant to this Agreement, Licensee is entitled to manufacture and sell in accordance with the terms of this Agreement.

(u)       “Measurement Period” means each of the twelve-month periods in which Net Sales of Licensed Products are calculated for purposes of determining satisfaction of the Performance Requirements.

(v)       “Net Sales” means the gross amount actually received by Licensee on sales of Licensed Oxygen Products, less: (a) credits or allowances, if any, actually granted; (b) discounts actually allowed; (c) freight, postage and insurance charges and additional special packaging charges; (d) royalty and other payments required under this Agreement in connection with the sub-licensing of licensed in and (e) custom duties, and excise, sales and other taxes or duties imposed upon and paid with respect to such sales (excluding income taxes).

(w)      “Non-Prescription Oxygen Products” means any and all Oxygen Products as to which only cosmetic claims have been made that can be sold without prescription under applicable law and excluding any product as to which a claim is made of medical benefit.

(x)       “Oxygen Products” means any and all products, including without limitation, any drug, drug delivery system or other product or component part thereof, or other subject matter whose manufacture, use, or sale is covered by any claim or claims included within Licensor’s Patent Rights, proprietary technology and other proprietary rights relating to tissue oxygenation technology.

(y)       “Pass-Through Payments” means any royalty, fee or cost, or other payment required to be paid by Licensor in connection with the use, manufacture, marketing or sale of any Licensed Right or Licensed Product.

(z)       “Patent Rights” means rights in the patents which Licensor owns or controls, and under which Licensor has the right to grant sublicenses, as of the date of this Agreement, which for all purposes of this Agreement shall be deemed to include certificates of invention, applications for certificates of invention and utility models, as well as any continuation, divisional, renewal, reissue, reexamination, and extension of said patent, and any corresponding foreign patents or applications, including but not limited to those Patents and patent applications and set forth on Schedule 1(z) hereto.

(aa)     “Performance Requirements” means the achievement of Net Sales of Licensed Products for such periods as specified in Schedule 1(aa) attached hereto. Performance Requirements for Licensed Oxygen Products are independent of Performance Requirements relating to Net Sales of other Licensed Products, except that Net Sales of Licensed Products shall be included in Net Sales in determining satisfaction of Performance Requirements as they pertain to overall Net Sales of Licensed Products. This Agreement shall not be subject to any Performance Requirements for the initial 12-month period commencing on the Effective Date and ending on the first anniversary of the Effective Date.

(bb)     “Prescription Oxygen Products” means any and all Oxygen Products which can be sold only by prescription under applicable law or as to which medical claims or indications are made in connection with the use, marketing or sale of the product.

(cc)     “Products” means any and all products, including any and all Licensed Products, sold or resold by Licensee, whether or not manufactured by Licensee.

(dd)     “Proprietary Information” means any proprietary technology, or other proprietary material or information belonging to Licensor or to any third party to which

Licensor owes a duty to maintain confidentiality, directly or indirectly placed by Licensor, or by third parties acting as agents of Licensor, into the possession of Licensee which material or information is not generally available to or used by others or the utility or value of which is not generally known Trade Secrets, Know-How, data, formula, process or other information of any type owned, or the rights to which are held by any does not include any information which (i) is available in public or published information in a coherent fashion; (ii) can be demonstrated by written records to already be known to the receiving party at the time of receipt from the disclosing party; (iii) was subsequently legally acquired by the receiving party on a non-confidential basis from a third party having the right to disclose the same without confidentiality or use restrictions; (iv) which is now or later becomes publicly known in a coherent fashion without breach of this Agreement; or (v) was independently developed by the employees or agents of the receiving party without access to the Proprietary Information.

(ee)     “Royalty Payment” means a payment equal to the product of (i) the applicable Royalty Rate in effect on a Royalty Payment Date multiplied by (ii) the cumulative Net Sales generated by Licensee from sales of all Licensed Oxygen Products as of the date of determination.

(ff)      “Royalty Payment Date” means the first Business Day of each calendar quarter following the date on which sales of Licensed Oxygen Products by Licensee or its sub-licensee shall commence and shall continue for so long as this Agreement remains in effect.

(gg)	“Royalty Rate” means:

(i)	for the first Twenty Five Million Dollars ($25,000,000) of Net Sales generated by Licensee from the sale of Licensed Oxygen Products, five percent (5%); and
(ii)	for all Net Sales generated by Licensee from the sale of Licensed Oxygen Products thereafter, three percent (3%).

(hh)     “Service Marks” means all registered and unregistered marks used in the sale or advertising of services to identify the services so as to distinguish them from the services of others, including, but not limited to, titles, character names and other features as set forth on Schedule 1(gg) hereto.

(ii)	“Territory” means worldwide.

(jj)      “Trademarks” mean all distinctive marks of authenticity through which the products may be distinguished from those of others applicable to vendable commodities (i.e., products held for sale), whether or not registered, as set forth on Schedule 1(ii) hereto.

(kk)     “Trade Names” mean any designation which (a) is adopted and used by a person to denominate goods which are marketed or services rendered or a business conducted and (b) through its association with such goods, service or business has acquired a special significance, and generally is applied more to the goodwill of the business than to identify a particular product), whether or not registered, as set forth on Schedule 1(jj) hereto.

2.	Grant of License.

(a)       Licensor hereby grants to Licensee a perpetual world-wide exclusive (except as provided herein) transferable (except as provided herein) and sublicensable (except as provided herein) license or sublicense (the “License”) to use its Patent Rights and other proprietary rights heretofore used or useful in connection with the product line of the Hydron Business (the “Hydron Product Line”) and the right to extend the Hydron Product Line pursuant to the terms and conditions set forth herein, as well as the perpetual exclusive world-wide license to the underlying proprietary technology, tools, and Know-How required or utilized by the Hydron Product Line, but not constituting Prescription Oxygen Products, as specified on Schedule 2(a) hereto, with any current or new applications and in connection with products developed by or on behalf of Licensee and otherwise pursuant to the terms of this Agreement. For purposes of certainty, Licensee may not sublicense any right under this License of if such sublicense would adversely affect the rights granted to Hydron under the Valera Agreement.

(b)       Licensor represents and warrants that: (1) Licensor has the lawful right to grant the License and no consent of, or notice to any party is necessary in order for Licensor to grant the License, (2) Licensor’s rights to the Licensed Rights are valid and in full force and effect, and (3) Licensor has no knowledge of any claim by any party that the Licensed Rights infringe any patent, copyright or other proprietary right of any third party.

(c)       Licensee agrees to use commercially reasonable efforts to protect the Licensed Rights from unauthorized use, reproduction, distribution or publication. Licensee may provide any of its authorized customers with the formula for any of the Hydron Product Line for reasonable compensation, and, subject in the case of any Oxygen Products, to royalties as specified herein, provided such customers agree to be bound by the confidentiality requirements stated herein and that customers agree to use such formulae for their sole use and will not be marketed, resold, or re-licensed except as permitted by this Agreement. Licensee may transfer this Agreement or sublicense the Licensed Property to a parent company or wholly-owned subsidiary upon 30 days written notice to Licensor and provided such parties agree to be bound to the terms and conditions specified herein. Licensee shall oversee and enforce compliance of any agreement in which formulae and other proprietary rights or Licensed Rights are provided or a sub-license created, at no cost to the Licensor.

3.   Grant of Reseller Rights. Licensor hereby grants to Licensee the perpetual exclusive right to distribute Licensed Product Line as an authorized reseller subject to such terms and conditions as may be set forth in a reseller agreement executed at a future date between Licensor and Licensee, the form of which has been approved by both parties, the approval of which shall not be unreasonably withheld by either party.

4.   Customer and Prospect Lists. In connection with the Licensed Product Line and pursuant to the Assignment and Assumption Agreement, Licensor agrees to provide Licensee with copies of its customer data bases, customer mailing lists and advertising and marketing and/or promotional materials, for use in soliciting and servicing purchasers of Products in compliance with applicable law and subject to any restrictions on the use of Proprietary Information set forth in this Agreement, as well as reasonable assistance in transitioning to Licensee the products and services currently provided by Licensor to such customers. Licensor makes no representations or warranties in connection with the value of its customer contacts or other related customer information.

5.         Reservation of Ownership and Other Rights. All rights not specifically granted to Licensee hereunder are reserved by Licensor. Licensor retains title, exclusive ownership rights and all intellectual property rights in and to any and all registrations, renewals or application for registration of the Licensed Rights.

6.         Compensation Payment Terms. In consideration for the granting of the License to Licensee in accordance with the terms and conditions set forth herein, Licensee hereby agrees to the following compensation:

(a)	on the Effective Date, Licensee shall grant Licensor a credit to its capital account related to the License as provided in the Contribution Agreement and the LLC Agreement;
(b)	on the Effective Date, Licensee shall grant Licensor a Member Interest equal to a Percentage Interest (as such terms are defined in the LLC Agreement) of fifty percent (50%);
(c)

on each Royalty Payment Date, Licensee shall pay to Licensor the required Royalty Payment with the respect to sales of Non-Prescription Oxygen Products; provided, however, that should the Royalty Payments due and payable on the initial Royalty Payment Date be less than One Thousand Dollars ($1,000.00) such Royalty Payment may be deferred until the next succeeding Royalty Payment Date;

(d)

on each Indevus Royalty Payment Date, Licensee shall pay to Licensor an amount equal to the Indevus Royalty Payment estimated to be payable for the next succeeding fiscal based on estimated sales of Licensed Products that include or use the Hydron Polymer or as otherwise are required to be paid under the Valera Agreement; and

(e)

on the first Business Day of each month, Licensee shall pay Licensor or on behalf of Licensor any and all Pass-Through Payments required in connection with Licensed Products manufactured or sold by Licensee in the prior month.

7.         Overdue Payments. In the event that Licensee fails to make a payment of Royalty Payments or Indevus Royalties when due hereunder, and without prejudice to any other remedy that may be available to Licensor as provided herein, such overdue payment amount shall bear interest at a rate equal to the maximum amount permitted by law (currently 18%), and Licensee shall reimburse Licensor for all costs incurred by Licensee in attempting to recover such payments, including, but not limited to, court costs and attorneys’ fees. Licensor’s failure to use any available remedy shall not be construed as waiver of its rights therein.

8.	Patent Rights, Copyrights and Other Registered Rights.

(a) The Licensed Rights, as well as all other proprietary technology and Intellectual Property made available to Licensee in connection with this Agreement are owned or sub-licensed by Licensor and are protected by United States of America (“U.S.”) patent and copyright laws, and other laws protecting and applicable international treaties and/or conventions. Without limiting the prohibition on assignment contained elsewhere in this Agreement, Licensee acknowledges that its rights to use the Licensed Rights are personal to Licensee and may not be sub-licensed except to the extent expressly permitted hereunder. Licensee therefore covenants not to permit the use of the Licensed Rights by unauthorized persons and to use its best efforts to prevent the exportation of the Licensed Products or any portion thereof into any country that does not have intellectual property or equivalent laws that will protect Licensor’s rights therein.

(b) Licensor and Licensee will jointly defend and share equally in the cost of defending any and all claims that the Licensed Rights or the Hydron Products infringe any copyright, patent or other proprietary right. Licensee will give Licensor prompt written notice of any such claims, and will with Licensor defend or settle the claims, and cooperate with Licensor; provided, however, that Licensor shall not be required to defend and indemnify Licensee from infringement claims resulting from claims regarding Licensed Products that are not based on Licensed Technology; and provided, further, that Licensor shall not be required to agree to any settlement that adversely affects its use of Excluded Rights or which causes or might reasonably be expected to cause a breach of the Valera Agreement.

9.         License Restrictions. Licensee agrees that the Licensed Rights and other rights granted to Licensee hereunder are each and all expressly conditioned upon the full and faithful performance on the part of Licensee of every requirement contained herein. Each such condition and requirement is a specific license restriction.

10.       Permitted Uses of the Licensed Rights and Licensed Products. Licensee may use the Licensed Rights and the Licensed Products in connection with the development, manufacture, marketing and/or sale of any Licensed Product, specifically excluding Prescription Oxygen Products and any products reserved exclusively to Valera under the Valera Agreement, and as set forth in Section 11 below.

11.       Uses Not Permitted. Except with the prior written consent of Licensor, Licensee covenants and agrees that it will not:

(a) whether in whole or in part, sell, rent, lease, sublease, license, sublicense, lend, time-share, transfer, assign or provide the use of or access to the Licensed Rights or any Licensed Products, or any portion thereof, to unlicensed persons, except as provided herein;

(b) assign, mortgage, charge or otherwise encumber either the Licensed Rights or its rights under this Agreement;

(c) translate, reverse engineer, decompile or disassemble any Licensed Product, unless otherwise authorized in writing by Licensor, and except as it relates to formulae, plans or tools provided by Licensor to Licensee;

(d) obscure or remove any patent, copyright, trademark or other notices relating to registered rights with respect to the Licensed Rights or the Licensed Products.

(e) export, directly or indirectly, the Licensed Products to any person or entity outside the United States in violation of applicable U.S. export laws; or

(f)  remove or fail to affix any proprietary notices or labels required by custom or law to be placed on any Licensed Product.

12.       Assignment. Without limiting anything contained elsewhere in this Agreement, Licensee shall not assign this Agreement or any rights herein without the prior written consent of Licensor, which consent may not be unreasonably withheld. Any purported assignment without Licensor’s consent shall be deemed to be null and void. Notwithstanding the contrary provisions hereof, Licensee shall be permitted to assign its rights under this Agreement to (i) a controlled subsidiary of Licensee, or (ii) a sister corporation under common contract with Licensee in the event Licensee chooses to reorganize its corporate structure to create a holding company, or (iii) a parent company of Licensee in the event Licensee choose to reorganize its corporate structure to create a parent company.

13.       Term. This Agreement will become effective on the Effective Date and will remain in effect with a perpetual term for the life of the Licensed Rights unless and until terminated in accordance with Section 14 below.

14.       Termination. Notwithstanding the foregoing Section 13, this Agreement may be terminated by either party if the other party (i) becomes insolvent, files a petition for bankruptcy, or makes an assignment for the benefit of creditors, or a receiver or trustee is appointed for the other party or bankruptcy, insolvency or reorganization proceedings are instituted by or against the other party, and such proceedings are not dismissed within ninety (90) days of filing, (ii) fails to satisfy the Performance Requirement as specified in this Agreement, or (iii) otherwise fails to comply with any provision of this Agreement and does not remedy such failure within fifteen (15) days following receipt of notice thereof, unless a greater period for cure is provided herein or by agreement between Licensor and Licensee. Upon termination of this Agreement, (1) Licensee shall pay all Royalty Payments earned to date and immediately discontinue use of the Licensed Rights and manufacture and sale of the Licensed Products, and all Licenses granted herein shall become null and void, (2) Licensee shall return tangible forms of Proprietary Information to Licensor together with any whole or partial copies, reproductions, formulae, plans, designs, codes, software, prototypes and other Proprietary Information in any form, and (3) Licensor shall promptly return to Licensee any information that is the exclusive property of Licensee in Licensor’s possession as a result of the rights, products and services provided hereunder. Licensee shall reimburse Licensor for any expenses associated therewith. Further, upon termination hereof, both parties shall promptly, and in any event within thirty (30) days following termination, return to the other party all other property and Confidential Information belonging to the other, in all forms, partial or complete, in all types of media and computer memory, and whether or not merged with other materials, or to the extent such return is not reasonably practical, will destroy the foregoing and provide the originating party with a certificate by an officer of the company certifying destruction. The parties agree that all provisions set out in this Agreement for the protection of Licensor and its Intellectual Property and other Proprietary Information shall remain in force notwithstanding termination of this Agreement.

15.	Additional Covenants of Licensee. Licensee hereby covenants and agrees that:

(a) Licensee shall use commercially reasonable efforts to develop, promote, support, expand and generate revenue and promote the marketing and sale of the Licensed Products.

(b) Commencing with the twelve-month period beginning on the first anniversary of the Effective Date, Licensee shall achieve Net Sales of Licensed Products during the Measurement Period equal or greater than the Performance Requirements for such Measurement Period as set forth in Schedule 1(aa) hereto.

(c) Licensee shall keep all books and records according to generally accepted accounting procedures (“GAAP”), accurately showing all sales of the Licensed Products. Such books and records shall be open to inspection on a confidential basis by Licensor, at reasonable times but in no event not more than once per calendar quarter for the sole purpose of verifying the accuracy of the quarterly reports and the Royalty Payments due, if any.

(d) At the end of the first calendar quarter ending after the Effective Date, and after the end of each calendar quarter during the term of this Agreement, Licensee shall provide to Licensor a written report showing all invoiced sales of Licensed Products during the preceding calendar quarter. Reports are due within thirty (30) days of the last day of the calendar quarter. If no sale has been made during any reporting period, a statement to this effect shall be required. All such reports shall be treated by Licensor as proprietary business information.

(e) Any failure by Licensee to comply with any requirement of this Section 15 which is not cured within thirty (30) days shall be grounds for termination by Licensor pursuant to Section 14 above, except as otherwise expressly provided in this Agreement.

16.       Confidentiality. All Proprietary Information, including Know-How, shall be treated as confidential by Licensee and shall be used solely to enable Licensee to use the Licensed Rights and Licensed Products in accordance with this Agreement. Nothing contained herein shall prevent Licensee from making disclosure of any of the Proprietary Information to any employee or representative of Licensee for the sole purpose of utilizing the Licensed Rights or Licensed Products in accordance with this Agreement, provided that each employee and representative to whom such disclosure is made shall be subject to a covenant of non-disclosure. Licensor shall not disclose any confidential information of the Licensee to any third party without the prior written consent of Licensee. Licensor reserves the right to use the Licensee’s name and logo in Licensor’s promotional literature after receiving written permission.

17.       No Implied Waiver. The failure or delay by Licensor or Licensee in enforcing any right or remedy in this Agreement shall not be construed as a waiver of any future right of Licensor or Licensee to exercise such right or remedy.

18.       Conflict of Documents. Any conflict between the terms of this Agreement and the Contribution Agreement, Assignment and Assumption Agreement or the LLC Agreement or other document related to the License granted hereby shall be resolved in favor of the terms of this Agreement.

19.       LIMITATION OF LIABILITY. IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY LOSS OR DAMAGE TO REVENUES, PROFITS, OR GOODWILL, OR OTHER SPECIAL, INCIDENTAL, INDIRECT, AND CONSEQUENTIAL DAMAGES OF ANY KIND, RESULTING FROM ITS PERFORMANCE OR FAILURE TO PERFORM PURSUANT TO THE TERMS OF THIS AGREEMENT OR ANY OF THE ATTACHMENTS HERETO, OR RESULTING FROM THE FURNISHING, PERFORMANCE, OR USE OR LOSS OF ANY LICENSED PRODUCTS OR OTHER INFORMATION OR MATERIALS DELIVERED TO LICENSEE HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY INTERRUPTION OF BUSINESS, WHETHER RESULTING FROM BREACH OF CONTRACT OR BREACH OF WARRANTY OR OTHERWISE, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Notwithstanding anything herein to the contrary, the maximum aggregate amount of monetary damages for which Licensor may be liable to Licensee under this Agreement, resulting from any cause whatsoever, shall be limited to the amounts actually paid by Licensee to Licensor under this Agreement.

20.       Indemnification. Except as otherwise provided in this Agreement, Licensee agrees to indemnify, defend and hold harmless the Licensor from any and all liability, penalties, losses, damages, costs, expenses, attorneys’ fees, causes of action or claims caused by or resulting directly or indirectly from Licensee’s use of the Licensed Rights and the Licensed Products, except to the extent attributable to the negligence or misconduct of Licensor. This indemnification and hold harmless agreement extends to all issues associated with the Licensed Rights, the Licensed Products or this Agreement.

21.       Export Restrictions. Licensee acknowledges that the Licensed Products are and will be subject to the export control laws and regulations of the U.S. and any amendments thereof. Licensee confirms that Licensee will not export or re-export the Licensed Products, directly or indirectly, to (i) any countries that are subject to U.S. export restrictions or (ii) any end user who has been prohibited from participating in U.S. export transactions by any federal agency of the U.S. government. Licensee further acknowledges that the Licensed Products may include technical data subject to export and re-export restrictions imposed by U.S. law.

22.	General Matters.

(a) Notice. All notices, requests, demands or other communications to be given under any of the provisions hereof shall be in writing and shall be mailed by certified mail, first class postage prepaid, return receipt requested, or by overnight courier (e.g., Federal Express), in either case addressed as follows:

If to Licensee:	Brand Builders RX, LLC

645 East Atlantic Avenue

Delray Beach, Florida

Attention:	Ilonka Harezi, President

with a copy to:	Fromberg, Perlow & Kornik, P.A.

18901 NE 29 Ave

Suite 100

Aventura, FL 33180

Attn: Gary H. Kornik, Esq.

If to Licensor:	Hydron Technologies, Inc.
82 Verissimo Drive
Novato, CA 94947
Attn: Richard Banakus

with a copy to:	Ruden, McClosky, Smith, Schuster & Russell, P.A.

200 East Broward Boulevard

Fort Lauderdale, Florida, 33301

Attn: Robert C. Brighton, Jr., Esq.

Notices shall be deemed given on the third (3rd) day after being deposited in the mail of the United States Postal Service, or on the date of their receipt if delivered by overnight courier.

(b) Notice and Right to Cure. In the event of a breach of any covenant or representation by an party to this Agreement or any agreement contemplated by this Agreement, if the covenant or representation can be cured, the party seeking to assert the breach shall provide written notice in accordance with this Section 2.2(b) and a reasonable opportunity to cure the breach prior to received the benefit of any remedy applicable to the breach.

(c) Authorization. Each party represents and warrants to the other that it has the full power, authority and legal right to enter into, perform and observe the provisions of this Agreement and that this Agreement is the valid and binding obligation of such party, enforceable in accordance with its terms and does not constitute a breach of or default under any other agreement to which it is a party or by which any of its assets are bound or subject. Each party further represents and warrants that the person whose signature appears on the Agreement is duly authorized to enter into this Agreement on behalf of the party whom they represent.

(d) No Third Party Beneficiaries; Preservation of Rights with Respect to Third Parties.

(i)

This Agreement shall not be construed to be a third party beneficiary contract. No provision of this Agreement, express or implied, is intended or shall be construed to confer upon or give to any person, firm corporation or other legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement unless specifically provided otherwise herein, and except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

(ii)

Notwithstanding any provision in this Agreement to the contrary, as between Licensor and any applicable third party, no business, properties, rights or assets of Licensor, shall be deemed transferred by way of license or otherwise under this Agreement if an attempted transfer of the same without the consent or approval of another party or governmental entity would constitute a breach thereof or would in any way adversely affect the rights of Licensor and such consent or approval is not obtained, or if any transfer would be ineffective or would affect the rights of Licensor so that Licensee would not in fact receive in full measure the rights of Licensor thereunder. Licensor covenants and agrees that the beneficial interest in or to such Licensed Rights and Licensed Products as may not be transferred for any of the foregoing reasons shall, in any event, be deemed to pass for accounting and financial reporting purposes as of the Effective Date to Licensee by way of the License made under this Agreement; and Licensor agrees not to act in any manner (i) which would prevent or hinder Licensee from exercising its rights or performing its obligations in connection with such Licensed Rights or Licensed Products, or (ii) inconsistent with the transfer of the beneficial interest in the Licensed Rights or Licensed Products as provided in this Agreement. In the event that Licensor is unable to obtain any consent or approval, the absence of which would have any of the above-described effects, Licensor will continue to use best efforts to obtain such consent or approval unless continued attempts to obtain such consent or approval would be demonstrably futile.

(iii)	Notwithstanding anything to the contrary contained herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of Licensee or Licensor.

(e) Further Assurances. Each of the parties agrees to execute all contracts, agreements and documents and to take all actions necessary to comply with the provisions of this Agreement and the intent hereof. In the event that either party shall be required to provide notice, information or prepare or accomplish any filing in order to enable it or the other party to have and enjoy the rights and benefits provided for under this Agreement, the parties shall cooperate with each other but at the expense of the party required to make such filing or provide such information, in order to accomplish such filing or other act as may be necessary or appropriate to establish or preserve the rights granted hereunder.

(f)  Governing Law; Venue; Attorney Fees. The parties agree that the interpretation, validity and performance of this Agreement shall be governed by the laws of the State of Florida, without regard to its conflict of law principles. Any actions for enforcing and interpreting any portion of this Agreement shall be brought in the state or federal courts located in the state of the defendant. In the event of any litigation or other legal proceeding between the parties arising hereunder, the prevailing party in such litigation or proceeding shall recover from the other parties its reasonable costs and expenses of such litigation or proceeding, court costs, including attorney’s and paralegal’s fees for all negotiations, proceedings, litigation, trial and appeals.

(g) Force Majeure. The parties agree that, with respect to any obligation to be performed by a party during the Term of this Agreement (other than for the payment of any sum of money payable hereunder), such party shall not be liable for failure to do so when prevented by any force majeure cause beyond the reasonable control of such party such as strikes, lockouts, breakdowns, accidents, orders, regulations of or by any governmental or quasi-governmental authority, failure of supply or inability, after exercise of reasonable diligence, to obtain supplies or employees necessary to perform such obligation, or other public emergency. The time within which such obligation shall be performed shall be extended for a period of time equivalent to the delay from such case.

(h) Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the parties do business. If any of the terms and provisions hereof, or the application thereof to any person, entity or circumstance, shall be held invalid or unenforceable for any reason, the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected thereby, but rather shall remain in full force and effect, and be construed and enforced to the greatest extent permitted by law as if such invalid or unenforceable provision(s) were omitted.

(i)  Survival. The parties agree that the provisions of Sections 6, 7, 14, 15, 16, 19, 20 and 22 hereof shall survive the expiration or termination of this Agreement for any reason.

(j)  Entire Agreement. This Agreement, together with the Contribution Agreement, the LLC Agreement and the Assignment and Assumption Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained.

(k) No Amendment or Waiver. Any amendment or change to or modification of this Agreement must be in writing signed by all parties hereto. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

(l)  Construction. It is acknowledged that each party to this Agreement had the opportunity to be represented by legal counsel in the preparation of this Agreement. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto. This Agreement shall not be construed against any party by virtue of a party being deemed the Agreement’s drafter. The headings of the various sections of this Agreement are intended solely for convenience of reference, and shall not be deemed or construed to explain, define, limit, modify or place any construction upon the provisions hereof. Wherever the context requires, any noun or pronoun used herein may be deemed to mean the corresponding masculine, feminine or neuter in form thereof and the singular form of any nouns and pronouns herein may be deemed to mean the corresponding plural and vice versa as the case may require.

(m)Counterparts. This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(n) Consent or Approval. Unless otherwise specified herein, whenever it is necessary pursuant to this Agreement for either party to obtain the consent or approval of the other party, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

(o) E & O Insurance. Licensee shall use commercially reasonably efforts to obtain errors and omissions insurance within sixty (60) days after the Effective Date, which insurance shall provide standard coverage for a business comparable to Licensee’s business and provide commercially reasonable terms including as to scope of coverage, retention and premiums.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LICENSOR:	LICENSEE:
HYDRON TECHNOLOGIES, INC.	BRAND BUILDERS RX, LLC

By:	/s/s Richard Banakus	By:	/s/s Ilonka Harezi
Richard Banakus,	Ilonka Harezi, Manager
Chairman and Interim President

Signature Page to

License Agreement

Schedule 1(e)

Copyrights

All Copyrights used in connection the licensed and sublicensed Intellectual Property.

Schedule 1(e)-1

Schedule 1(z)

Patent Rights

The following U.S. Patents:

US PATENT #	DESCRIPTION
5,039,516	Sunscreen preparation
4,883,659	Skin treatment preparation
4,664,630	Denture adherent powder
4,608,088	Denture adherent powder
6,984,391	Compositions and methods for delivery of skin cosmeceuticals
(Also Known As “Evaporating Emulsifier”)
6,649,145	Compositions and method of tissue superoxygenation
5,879,684	Skin tightening formulation and method for treating skin

Schedule 1(z)-1

Schedule 1(aa)

Performance Requirements

No Performance Requirements shall apply during the first twelve-month period commencing on the Effective Date. The following Performance Requirements shall apply for each Measurement Period thereafter as follows:

(a)	Net Sales of Products totaling not less than $4,000,000 for the Measurement Period ending September 30, 2010;
(b)	Net Sales of Products totaling not less than $6,000,000 for the Measurement Period ending September 30, 2011;
(c)	Net Sales of Products totaling not less than $8,000,000 for the Measurement Period ending September 30, 2012;
(d)	Net Sales of Products totaling not less than $9,000,000 for the Measurement Period ending September 30, 2013; and
(e)	for all Measurement Periods thereafter, Net Sales of Products shall total not less than $10,000,000.

In the event that the Licensee shall fail to achieve the Performance Requirement for any Measurement Period, the Performance Requirement shall be deemed to be satisfied if the amount of Net Sales of Products averaged over the two Measurement Periods (including the Measurement Period when Net Sales of Products failed to achieve the Performance requirement) equal or exceed the Performance Requirement for the second such Measurement Period; provided, however, that in any event, Net Sales of Products for the Measurement Period ending September 30, 2011 must total not less than $5,000,000.

In the case of Net Sales of Licensed Oxygen Products only, no Performance Requirements shall exist for two Measurement Periods but for the Measurement Period ending September 30, 2012, Net Sales of Licensed Oxygen Products must total not less than $5,000,000 and in the event that Licensee fails to satisfy this Performance Requirement Licensee’s License of the Licensed Oxygen Products only shall terminate upon written notice by Licensor to Licensee.

Schedule 1(aa)-1

Schedule 1(ff)

Service Marks

All Service Marks used in connection the licensed and sublicensed Intellectual Property.

Schedule 1(ff)-1

Schedule 1(hh)

Trademarks

All Trademarks used in connection the licensed and sublicensed Intellectual Property.

Schedule 1(hh)-1

Schedule 1(ii)

Trade Names

All Trade Names used in connection the licensed and sublicensed Intellectual Property.

Schedule 1(ii)-1

Schedule 2(a)

Licensed Rights

All rights licensed to Hydron by the Valera Agreement.

Schedule 2(a)-1